SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON DC 20549


                                 FORM 11-K

              Annual Report Pursuant to Section 15(d) of the
                       Securities Exchange Act of 1934


[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

     For the Fiscal year ended 12/31/94

                                OR

[  ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
     ACT OF 1934 [NO FEE REQUIRED]

     For the transition period from _______ to _______

     Commission file number _______

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

     Multimedia, Inc. Salary Deferral Thrift Plan

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         Multimedia, Inc.
                         P. O. Box 1688
                         Greenville, SC 29602

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                         REQUIRED INFORMATION


 Financial statements and schedules

 Consent of Independent Auditors

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                 FINANCIAL STATEMENTS AND SCHEDULES


Appropriate plan financial statements and schedules will be submitted upon receipt from KPMG Peat Marwick LLP (by June 30, 1995).

                  CONSENT OF INDEPENDENT AUDITORS


Written consent of the independent auditors will be included with the prior exhibit, Financial Statements and Schedules, when it is submitted.



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                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                           Multimedia, Inc. Salary Deferral Thrift Plan
                           --------------------------------------------
                                        (Name of Plan)




Date: March 14, 1995       By: SIGNATURE OF J. CLYDE BAUCOM APPEARS HERE
                               -----------------------------------------
                               J. Clyde Baucom
                               For the Administrative Committee